EXHIBIT 21.1

SUBSIDIARIES
OF
ST. MARY LAND & EXPLORATION COMPANY

A.	Wholly-owned subsidiaries of St. Mary Land & Exploration Company, a Delaware corporation:

1.	Four Winds Marketing, LLC, a Colorado limited liability company
2.	SMT Texas LLC, a Colorado limited liability company
3.	Energy Leasing, Inc., an Oklahoma corporation
4.	Belring GP LLC, a Delaware limited liability company
5.	St. Mary Energy Louisiana LLC, a Delaware limited liability company
6.	St. Mary Land & Exploration Acquisition, LLC, a Delaware limited liability company

B.           Other subsidiaries of St. Mary Land & Exploration Company:

1.	Box Church Gas Gathering, LLC, a Colorado limited liability company (58.6754%)
2.	Hilltop Investments, a Colorado general partnership (50%)
3.	Parish Ventures, a Colorado general partnership (100%)
4.	Belring Company Ltd., a Texas limited partnership (99%) (the remaining 1% interest is held by Belring GP LLC)

C.	Partnership or limited liability company interests held by St. Mary Land & Exploration Company:

1.	Trinity River Services LLC, a Texas limited liability company (25%)
2.	1977 H.B Joint Account, a Colorado general partnership (11%)

D.           Partnership interests held by SMT Texas LLC:

1.	St. Mary East Texas LP, a Texas limited partnership (99%) (the remaining 1% interest is held by St. Mary Land & Exploration Company)